[ALLIANT ENERGY LOGO]


                                                        Alliant Energy
                                                        Worldwide Headquarters
                                                        4902 North Biltmore Lane
                                                        P.O. Box 77007
                                                        Madison, WI  53707-1007
                                                        www.alliantenergy.com


News Release
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FOR IMMEDIATE RELEASE         Media Contacts:    Chris Schoenherr (608) 458-3924
                                                    Karen Whitmer (608) 458-4839
                              Investor Relations:       Eric Mott (608) 458-3391


ALLIANT ENERGY CFO ANNOUNCES RESIGNATION


MADISON, Wis.--August 28, 2003-- Alliant Energy Corp. (NYSE: LNT) today announced its chief financial officer, Thomas M. Walker, has resigned to pursue other business opportunities. The company named Eliot G. Protsch, executive vice president - Energy Delivery and president, Interstate Power and Light to serve as interim CFO, effective September 1, 2003.

"I want to personally thank Tom for his dedication and service throughout his tenure here at Alliant Energy, particularly as we have successfully executed the strategic actions we announced last November," said Erroll B. Davis, Jr., chairman, president and CEO of Alliant Energy. "We wish Tom the best as he moves on to his next challenge."

Davis added that the company was fortunate that Eliot Protsch, an experienced executive with a strong financial background, was able to step in and fill the role of interim CFO until a permanent successor is named. Protsch will remain president of Interstate Power and Light.

"We anticipate a smooth transition as Eliot assumes his new role and we select a replacement in the coming weeks to assume Eliot's current energy delivery operational responsibilities in the interim," said Davis

Alliant Energy is an energy-services provider that serves more than three million customers worldwide. Providing its regulated customers in the Midwest with electricity and natural gas service remains the company's primary focus. Other key business platforms include the international energy market and non-regulated domestic generation. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company's Web site at www.alliantenergy.com.


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ANR-140-03